ARTICLES OF AMENDMENT
                                   relating to
                            CHANGE OF CORPORATE NAME
                                       of
                              EASTCLIFF FUNDS, INC.

                Pursuant to Sections 180.1006 and 180.1002 of the
                       Wisconsin Business Corporation Law

      I, Ted D. Kellner, President of Eastcliff Funds, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Company"), in accordance with the provisions of Sections 180.1006 and 180.1002 thereof, DO HEREBY CERTIFY:

      A. That, on September 11, 2001, in accordance with Section 180.1002 of the Wisconsin Business Corporation Law, the Board of Directors of the Company adopted a resolution changing the name of the Company to "FMI Mutual Funds, Inc."

      B. That, on September 11, 2001, in accordance with Section 180.0602 of the Wisconsin Business Corporation Law and the Company's Articles of Incorporation, the Board of Directors of the Company adopted a resolution changing the designated names of the series of the Company's shares of Common Stock, without affecting the preferences, limitations and relative rights of any series, as follows:

Series                                       Name

Series A Common Stock          FMI AAM Palm Beach Total Return Fund
Series B Common Stock          FMI Winslow Growth Fund
Series C Common Stock          FMI Woodland Small Capitalization Value Fund
Series D Common Stock          FMI Sasco Contrarian Value Fund
Series E Common Stock          FMI Knappenberger Bayer Emerging Growth Fund

      C. That, in accordance with Sections 180.1002 and 180.0602 of the Wisconsin Business Corporation Law, shareholder approval was not required for the name change of the Company or the series and the Company notified the shareholders of the name changes not less than thirty days before the date of these Articles of Amendment.

      D. That said resolution of the Board of Directors of the Company changing the name of the Company, provides that Article I of the Company's Restated Articles of Incorporation shall be amended to read in its entirety as follows:

                                   "ARTICLE I

      The name of the corporation (hereinafter called "Corporation") is:

                             FMI MUTUAL FUNDS, INC."

      IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 30th day of October, 2001.

                                             By: /s/ Ted D. Kellner
                                                 -------------------------------
                                                     Ted D. Kellner, President

This instrument was drafted by, and should be returned to, Peter D. Fetzer of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Suite 3700, Milwaukee, Wisconsin 53202.